Exhibit 99.1

Baldwin Reports Increased Sales and Backlog for Q2 FY08

SHELTON, Conn.--(BUSINESS WIRE)--Baldwin Technology Company, Inc. (AMEX: BLD), a leading global manufacturer of process automation technology for the printing industry, reported net sales for the second fiscal quarter ended December 31, 2007 of $57.9 million, compared to $48.2 million for the second quarter last year, an increase of 20%. Sales from acquired companies created most of the increase, but legacy Baldwin operations also registered organic growth. Currency translation favorably impacted sales by $3.2 million for the quarter.

Net income for the quarter was $0.3 million, or $0.02 per diluted share, compared to $0.4 million, or $0.03 per diluted share for the similar quarter last year. Net income for the quarter in each year was impacted by a pre-tax restructuring charge of approximately $1.0 million and one-time charges related to tax issues.

Net sales for the six months ended December 31, 2007 were $111.9 million compared to $91.4 million in the comparable period last year, an increase of 22%. Again, acquisitions accounted for most of the increase, while currency translation favorably increased sales by $4.9 million for the six month period.

Net income for the six months was $1.3 million, or $0.08 per diluted share, compared to $1.7 million, or $.11 per diluted share in the prior year.

Backlog at the end of the quarter was $61.9 million, compared to a backlog of $52.7 million at the beginning of the fiscal year, and $59.6 million on September 30, 2007.

President and CEO Karl S. Puehringer, commented, “We continue to execute on our strategic growth plan. We are pleased with the progress on sales thus far during the 2008 fiscal year. In addition to the strong revenue comparisons recorded during the current second quarter, backlog has continued to grow through mid January to nearly $66 million. Although the world economy and the printing and publishing industry are in a challenging period, the market for equipment, retrofits and consumables is active. Innovation and the introduction of new products, as well as creative marketing, continue to improve Baldwin’s position in the market. Our expansion in the emerging countries is progressing, and we continue to strengthen our relationships with our major customers.

Although our continued work on strategic sourcing and productivity improvements is showing progress in both legacy Baldwin locations and the former Oxy-Dry operations, gross margins were somewhat short of our expectations this quarter. Price pressure and changes in product mix contributed to that development.”

John Jordan, Vice President and CFO, noted, “Our December 21 press release discussed the restructuring we are currently undertaking as a further rationalization of our operations in Germany. This reflects our close monitoring of market conditions and timely reaction to avail ourselves of the opportunity to reduce costs. The cost of the restructuring is approximately $1.0 million, with an expected annual benefit of approximately $1.2 million.

In addition, a reconfiguration of our European entity structure to avoid future negative tax consequences contributed to a tax rate of 65% for the quarter.

Although our accounts receivable and inventory balances reflect our increased sales activity, we expect the initiatives in place to reduce those components of working capital to produce positive results during the third and fourth quarters,” concluded Mr. Jordan.

The Company will host a conference call to discuss the financial results and business outlook today, January 29th at 11 a.m. Eastern Time. Call in information is available on the Company’s website at http://www.baldwintech.com under the Investor Relations section. Interested investors are encouraged to log onto the website and participate in the call or access the webcast of the call. Participating in the call will be Baldwin President and CEO Karl S. Puehringer and Vice President and CFO John Jordan.

A replay audiotape of the conference call, in its entirety, will be available one hour after the end of the call and will be available until Tuesday, February 5 at 10:59 pm Central Time. To hear that replay, call toll free (800) 839-8713 in the U.S. or (203) 369-3118 from outside the U.S. A live and archived webcast will be available on the Internet for 90 days through the Investor Relations section of the Baldwin website at www.baldwintech.com.

In other news, the Company noted that it held its Rescheduled Annual Meeting of Stockholders at the offices of the Company in Shelton, Connecticut on Thursday, January 24th. At that meeting, Messrs. Gerald Nathe, Mark Becker and Ronald Salvagio were unanimously elected to three-year terms.

About Baldwin

Baldwin Technology Company, Inc. is a leading global supplier of process automation technology for the printing and publishing industry. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Connecticut, the Company has sales and service centers, product development and manufacturing operations in the Americas, Asia and Europe. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. With a widely recognized reputation for advanced pressroom technology, Baldwin has more than 100 patents as well as several GATF Intertech awards and Fogra certifications.

Baldwin Technology Company, Inc. Condensed Consolidated Statements of Income (Unaudited, in thousands, except per share data)

	Quarter ended December 31,
	2007	2006
Net sales	$57,931	$48,168
Cost of goods sold	39,963	32,550
Gross profit	17,968	15,618
Operating expenses	15,536	12,913
Restructuring	960	994
Operating income	1,472	1,711
Interest expense	794	559
Interest (income)	(69)	(57)
Other expense (income), net	(27)	175
Income before income taxes	774	1,034
Provision for income taxes	510	632
Net income	$264	$402
Net income per share – basic and diluted	$0.02	$0.03
Weighted average shares outstanding – basic	15,486	15,097
Weighted average shares outstanding – diluted	15,866	15,695

	Six Months ended December 31,
	2007	2006
Net sales	$111,860	$91,375
Cost of goods sold	76,646	61,495
Gross profit	35,214	29,880
Operating expenses	29,630	25,060
Restructuring	960	994
Operating income	4,624	3,826
Interest expense	1,564	783
Interest (income)	(137)	(88)
Other expense (income), net	45	(51)
Income before income taxes	3,152	3,182
Provision for income taxes	1,849	1,454
Net income	1,303	1,728
Net income per share – basic and diluted	$0.08 (1)	$.11
Weighted average shares outstanding – basic	15,461	15,050
Weighted average shares outstanding – diluted	15,869	15,710
(1) Year to date net income per share may not sum due to rounding.
Condensed Consolidated Balance Sheets (In thousands, unaudited)

	December 30,	June 30,
Assets	2007	2007
Cash and equivalents	10,019	$17,375
Trade receivables	50,271	47,863
Inventory	34,322	30,384
Prepaid expenses and other	8,895	7,364
Total current assets	103,507	102,986

Property, plant and equipment	5,592	5,375
Intangible assets	38,858	35,910
Other assets	10,289	12,909
Total assets	158,246	157,180

Liabilities
Loans payable	3,589	$3,249
Current portion of long-term debt	3,158	2,501
Other current liabilities	58,486	61,673
Total current liabilities	65,233	67,423

Long-term debt	28,716	26,929

Other long-term liabilities	8,514	8,288

Total liabilities	102,463	102,640

Shareholders’ equity	55,783	54,540

Total liabilities and shareholders’ equity	$158,246	$157,180

CAUTIONARY STATEMENT--This release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute “forward-looking” information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Item 1A “Risk Factors” to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

CONTACT:
Baldwin Technology Company, Inc.
Helen P. Oster, 203-402-1004